Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2019 THIRD QUARTER RESULTS
--Highest Comp Gain in More Than Two Years, Including Positive Store Comps--
--Company Narrows Fiscal 2019 Guidance Range and Reiterates Mid-Point--

Third Quarter Fiscal 2019 Financial Summary

•	Net sales were $713 million

•	Comparable sales increased 4%

•	GAAP EPS from continuing operations was $0.74

•	Non-GAAP EPS from continuing operations was $0.951

NASHVILLE, Tenn., Dec. 6, 2018 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.74 for the three months ended November 3, 2018, compared to a loss per diluted share of $(8.55) in the third quarter last year. Adjusted for the Excluded Items in both periods, the Company reported third quarter earnings from continuing operations per diluted share of $0.95, compared to earnings per diluted share of $1.02 last year.

Robert J. Dennis, Chairman, President and Chief Executive Officer, said:

“We achieved our highest quarterly comparable sales increase in more than two years driven by the ongoing strength of our U.S. footwear businesses. Journeys and Johnston & Murphy delivered strong performances both in-store and online, which fueled an acceleration in our combined consolidated store and digital comps on a sequential basis. While still negative, sales trends at both the Lids Sports Group and Schuh Group continued to improve following a very challenging start to the year. Even with the strong comp result, sales were down year-over-year due primarily to the calendar shift that moved an important back-to-school sales week out of the third quarter into the second quarter. At the same time, a change in timing of catalog expenses due to new revenue recognition standards contributed to an increase in operating costs. All of this resulted in earnings per share that were slightly ahead of our expectations but below last year’s level.

“The fourth quarter has started well, highlighted by solid results during the Black Friday through Cyber Monday period. While we are optimistic about continued strength at Journeys and Johnston & Murphy, the persistent negative comps at Lids and Schuh keep us cautious for the balance of the year, with the greater part of holiday shopping ahead of us. Looking further ahead, we believe the many initiatives we’ve recently executed have the Company well positioned to generate increased profitability and deliver greater shareholder value in fiscal 2020.”

__________________________
1 Excludes trademark and asset impairment charges, hurricane losses, and a gain related to Hurricane Maria, net of tax effect and other tax items (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Third Quarter Review

Net sales for the third quarter of Fiscal 2019 decreased 1% to $713 million from $717 million in the third quarter of Fiscal 2018. Comparable sales increased 4%, with stores up 4% and direct up 9%. Direct-to-consumer sales were 11% of total retail sales for the quarter, compared to 10% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	3QFY19	3QFY18
Journeys Group	9%	4%
Schuh Group	(4)%	4%
Lids Sports Group	(2)%	(6)%
Johnston & Murphy Group	10%	(1)%
Total Genesco Comparable Sales	4%	1%
Same Store Sales	4%	(2)%
Comparable Direct Sales	9%	24%

Third quarter gross margin this year was 49.5% compared with 49.4% last year.

Selling and administrative expense for the third quarter this year was 45.9%, up 90 basis points, compared to 45.0% of sales for the same period last year. The increase as a percentage of sales reflects higher bonus accruals and the shift in timing of catalog expenses, partially offset by the leveraging of rents and several other expense categories.

Genesco’s GAAP operating income for the third quarter was $19.5 million this year compared with an operating loss of $152.4 million last year. Adjusted for the Excluded Items in both periods, operating income for the third quarter was $26.0 million this year compared with operating income of $31.3 million last year. Adjusted operating margin was 3.7% of sales in the third quarter of Fiscal 2019 and 4.4% last year.

The effective tax rate for the quarter was 22.1% in Fiscal 2019 compared to -7.1% last year. The adjusted tax rate, reflecting Excluded Items, was 25.9% in Fiscal 2019 compared to 33.9% last year. The lower adjusted tax rate for this year reflects the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017, partially offset by the inability to recognize a tax benefit for certain overseas losses.

GAAP earnings from continuing operations were $14.5 million in the third quarter of Fiscal 2019, compared to a loss of $164.8 million in the third quarter last year. Adjusted for the Excluded Items in both periods, third quarter earnings from continuing operations were $18.7 million in Fiscal 2019, compared to earnings from continuing operations of $19.7 million last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at November 3, 2018 were $53.4 million, compared with $50.7 million at October 28, 2017. Total debt at the end of the third quarter of Fiscal 2019 was $81.8 million compared with $223.6 million at the end of last year’s third quarter, a decrease of 63%. Inventories decreased 5% in the third quarter of Fiscal 2019 on a year-over-year basis.

Exhibit 99.1

Capital Expenditures and Store Activity

For the third quarter, capital expenditures were $16 million, which consisted of $10 million related to store remodels and new stores and $6 million related to direct to consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $19 million. During the quarter, the Company opened 15 new stores and closed 19 stores. Excluding Locker Room by Lids in Macy’s stores, the Company ended the quarter with 2,534 stores compared with 2,604 stores at the end of the third quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, both including and excluding Lids Locker Room departments in Macy’s stores.

Fiscal 2019 Outlook

For Fiscal 2019, the Company is narrowing its previously announced guidance range for adjusted diluted earnings per share and reiterating its expectation that earnings for the year will be near the midpoint of the range. The Company expects:

•	Comparable sales to be up 2% to 3%, and

•	Adjusted diluted earnings per share in the range of $3.10 to $3.40.2

Access the conference call below for details regarding guidance assumptions.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 6, 2018, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage

___________________
2 A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors and the extent and pace of growth of online shopping; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl, World Series, and College Football Playoffs, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,650 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:        Media Contact:
Mimi Vaughn        Claire McCall
Genesco Inc.            Genesco Inc.
(615) 367-7386        (615) 367-8283
mvaughn@genesco.com    cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	November 3, 2018	% of	October 28, 2017	% of
		Net Sales		Net Sales
Net sales	$713,069	100.0%	$716,759	100.0%
Cost of sales	359,941	50.5%	362,761	50.6%
Gross margin	353,128	49.5%	353,998	49.4%
Selling and administrative expenses	327,099	45.9%	322,719	45.0%
Goodwill impairment	—	0.0%	182,211	25.4%
Asset impairments and other, net	6,558	0.9%	1,446	0.2%
Earnings (loss) from operations	19,471	2.7%	(152,378)	-21.3%
Other components of net periodic benefit cost	(2)	0.0%	21	0.0%
Interest expense, net	837	0.1%	1,457	0.2%
Earnings (loss) from continuing operations before
income taxes	18,636	2.6%	(153,856)	-21.5%
Income tax expense	4,117	0.6%	10,950	1.5%
Earnings (loss) from continuing operations	14,519	2.0%	(164,806)	-23.0%
Provision for discontinued operations, net	(132)	0.0%	(15)	0.0%
Net Earnings (Loss)	$14,387	2.0%	$(164,821)	-23.0%

Basic earnings (loss) per share:
Before discontinued operations	$0.75		$(8.55)
Net earnings (loss)	$0.74		$(8.56)

Weighted-average shares outstanding - Basic	19,462		19,265

Diluted earnings (loss) per share:
Before discontinued operations	$0.74		$(8.55)
Net earnings (loss)	$0.73		$(8.56)

Weighted-average shares outstanding - Diluted	19,637		19,265

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	November 3, 2018	% of	October 28, 2017	% of
		Net Sales		Net Sales
Net sales	$2,011,920	100.0%	$1,976,633	100.0%
Cost of sales	1,015,522	50.5%	997,215	50.5%
Gross margin	996,398	49.5%	979,418	49.5%
Selling and administrative expenses	968,265	48.1%	947,122	47.9%
Goodwill impairment	—	0.0%	182,211	9.2%
Asset impairments and other, net	9,149	0.5%	1,623	0.1%
Earnings (loss) from operations	18,984	0.9%	(151,538)	-7.7%
Other components of net periodic benefit cost	17	0.0%	77	0.0%
Interest expense, net	2,968	0.1%	3,883	0.2%
Earnings (Loss) from continuing operations before income taxes	15,999	0.8%	(155,498)	-7.9%
Income tax expense	3,621	0.2%	12,186	0.6%
Earnings (Loss) from continuing operations	12,378	0.6%	(167,684)	-8.5%
Provision for discontinued operations, net	(337)	0.0%	(200)	0.0%
Net Earnings (Loss)	$12,041	0.6%	$(167,884)	-8.5%

Basic earnings (loss) per share:
Before discontinued operations	$0.64		$(8.73)
Net earnings (loss)	$0.62		$(8.74)

Weighted-average shares outstanding - Basic	19,361		19,202

Diluted earnings (loss) per share:
Before discontinued operations	$0.63		$(8.73)
Net earnings (loss)	$0.62		$(8.74)

Weighted-average shares outstanding - Diluted	19,511		19,202

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	November 3, 2018	% of	October 28, 2017	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$345,702	48.5%	$333,506	46.5%
Schuh Group	95,567	13.4%	101,489	14.2%
Lids Sports Group	173,241	24.3%	181,347	25.3%
Johnston & Murphy Group	79,736	11.2%	74,132	10.3%
Licensed Brands	18,757	2.6%	26,208	3.7%
Corporate and Other	66	0.0%	77	0.0%
Net Sales	$713,069	100.0%	$716,759	100.0%
Operating Income (Loss):
Journeys Group	$25,232	7.3%	$24,283	7.3%
Schuh Group	4,207	4.4%	7,054	7.0%
Lids Sports Group	(388)	-0.2%	1,991	1.1%
Johnston & Murphy Group	5,215	6.5%	5,287	7.1%
Licensed Brands	(189)	-1.0%	1,153	4.4%
Corporate and Other(1)	(14,606)	-2.0%	(9,935)	-1.4%
Goodwill impairment charge	—	—%	(182,211)	-25.4%
Earnings (loss) from operations	19,471	2.7%	(152,378)	-21.3%
Other components of net periodic benefit cost	(2)	0.0%	21	0.0%
Interest, net	837	0.1%	1,457	0.2%

Earnings (loss) from continuing operations before income taxes	18,636	2.6%	(153,856)	-21.5%
Income tax expense	4,117	0.6%	10,950	1.5%
Earnings (loss) from continuing operations	14,519	2.0%	(164,806)	-23.0%
Provision for discontinued operations, net	(132)	0.0%	(15)	0.0%
Net Earnings (Loss)	$14,387	2.0%	$(164,821)	-23.0%

(1) Includes a $6.5 million charge in the third quarter of Fiscal 2019 which includes $5.7 million for a trademark impairment, $1.5 million for asset impairments and $0.2 million in hurricane losses, partially offset by a $0.9 million gain related to Hurricane Maria. Includes a $1.4 million charge in the third quarter of Fiscal 2018 which includes $0.9 million for hurricane losses and $0.5 million for asset impairments.

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	November 3, 2018	% of	October 28, 2017	% of
		Net Sales		Net Sales
Sales:
Journeys Group	$956,839	47.6%	$876,578	44.3%
Schuh Group	273,992	13.6%	275,570	13.9%
Lids Sports Group	498,858	24.8%	538,478	27.2%
Johnston & Murphy Group	223,861	11.1%	211,785	10.7%
Licensed Brands	58,158	2.9%	73,915	3.7%
Corporate and Other	212	0.0%	307	0.0%
Net Sales	$2,011,920	100.0%	$1,976,633	100.0%
Operating Income (Loss):
Journeys Group(1)	$46,530	4.9%	$29,561	3.4%
Schuh Group	(360)	-0.1%	10,905	4.0%
Lids Sports Group	(4,598)	-0.9%	3,245	0.6%
Johnston & Murphy Group	11,149	5.0%	10,654	5.0%
Licensed Brands	(279)	-0.5%	2,377	3.2%
Corporate and Other(2)	(33,458)	-1.7%	(26,069)	-1.3%
Goodwill impairment charge	—	0.0%	(182,211)	-9.2%
Earnings (loss) from operations	18,984	0.9%	(151,538)	-7.7%
Other components of net periodic benefit cost	17	0.0%	77	0.0%
Interest, net	2,968	0.1%	3,883	0.2%

Earnings (loss) from continuing operations before income taxes	15,999	0.8%	(155,498)	-7.9%
Income tax expense	3,621	0.2%	12,186	0.6%
Earnings (loss) from continuing operations	12,378	0.6%	(167,684)	-8.5%
Provision for discontinued operations, net	(337)	0.0%	(200)	0.0%
Net Earnings (Loss)	$12,041	0.6%	$(167,884)	-8.5%

(1) Includes a $0.3 million charge for acquisition transition expenses in the first nine months of Fiscal 2018.
(2) Includes a $9.1 million charge in the first nine months of Fiscal 2019 which includes $5.7 million for a trademark impairment, $3.7 million for asset impairments, $1.0 million in legal and other matters and $0.2 million in hurricane losses, partially offset by a $1.5 million gain related to Hurricane Maria. Includes a $1.6 million charge in the first nine months of Fiscal 2018 which includes $0.9 million for hurricane losses and $0.7 million for asset impairments.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 3, 2018	October 28, 2017
Assets
Cash and cash equivalents	$53,423	$50,740
Accounts receivable	48,364	52,704
Inventories	666,166	697,949
Other current assets	75,149	73,895
Total current assets	843,102	875,288
Property and equipment	361,878	378,483
Goodwill and other intangibles	173,021	180,910
Other non-current assets	52,712	63,802
Total Assets	$1,430,713	$1,498,483

Liabilities and Equity
Accounts payable	$257,504	$244,366
Current portion long-term debt	9,325	2,207
Other current liabilities	105,463	132,921
Total current liabilities	372,292	379,494
Long-term debt	72,455	221,372
Pension liability	—	5,878
Deferred rent and other long-term liabilities	144,205	137,339
Equity	841,761	754,400
Total Liabilities and Equity	$1,430,713	$1,498,483

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	1/28/2017	Open	Close	2/3/2018	Open	Close	11/3/2018
Journeys Group	1,249	45	74	1,220	21	22	1,219
Schuh Group	128	7	1	134	4	4	134
Lids Sports Group(1)	1,240	18	99	1,159	16	59	1,116
Johnston & Murphy Group	177	7	3	181	3	—	184
Total Retail Units	2,794	77	177	2,694	44	85	2,653
(1)	Includes 119 Locker Room by Lids in Macy’s stores as of November 3, 2018

GENESCO INC.
Store Count Activity

	Balance			Balance
	8/4/2018	Open	Close	11/3/2018
Journeys Group	1,215	8	4	1,219
Schuh Group	135	—	1	134
Lids Sports Group(1)	1,125	5	14	1,116
Johnston & Murphy Group	182	2	—	184
Total Retail Units	2,657	15	19	2,653
(1)	Includes 119 Locker Room by Lids in Macy’s stores as of November 3, 2018

GENESCO INC.
Comparable Sales

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017

Journeys Group	9%	4%	8%	0%
Schuh Group	(4)%	4%	(8)%	5%
Lids Sports Group	(2)%	(6)%	(5)%	(3)%
Johnston & Murphy Group	10%	(1)%	8%	(2)%
Total Comparable Sales	4%	1%	2%	0%

Same Store Sales	4%	(2)%	1%	(3)%
Comparable Direct Sales	9%	24%	9%	27%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended November 3, 2018 and October 28, 2017

	Three Months Ended
	November 3, 2018			October 28, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$14,519	$0.74		$(164,806)	$(8.55)

Pretax adjustments:
Impairment charges	$1,522	1,072	0.05	$510	332	0.02
Trademark impairment charge	5,736	4,196	0.21	—	—	—
Other legal matters	—	(18)	—	—	—	—
(Gain) loss on Hurricane Maria	(884)	(636)	(0.03)	936	619	0.03
Other hurricane losses	184	135	0.01	—	—	—
Goodwill impairment charge	—	—	—	182,211	156,924	8.13
Impact of additional dilutive shares	—	—	—	—	—	0.01
Total adjustments	$6,558	4,749	0.24	$183,657	157,875	8.19

Other tax items		(605)	(0.03)		26,632	1.38

Adjusted earnings from continuing operations (1) and (2)		$18,663	$0.95		$19,701	$1.02

(1) The adjusted tax rate for the third quarter of Fiscal 2019 is 25.9% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the third quarter of Fiscal 2018 is 33.9% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.6 million and 19.3 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Three Months Ended November 3, 2018 and October 28, 2017

	Three Months Ended November 3, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$25,232	$—	$25,232
Schuh Group	4,207	—	4,207
Lids Sports Group	(388)	—	(388)
Johnston & Murphy Group	5,215	—	5,215
Licensed Brands	(189)	—	(189)
Corporate and Other	(14,606)	6,558	(8,048)

Total Operating Income	$19,471	$6,558	$26,029

	Three Months Ended October 28, 2017
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$24,283	$—	$24,283
Schuh Group	7,054	—	7,054
Lids Sports Group	1,991	—	1,991
Johnston & Murphy Group	5,287	—	5,287
Licensed Brands	1,153	—	1,153
Corporate and Other	(9,935)	1,446	(8,489)
Goodwill impairment charge	(182,211)	182,211	—

Total Operating Income (Loss)	$(152,378)	$183,657	$31,279

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Nine Months Ended November 3, 2018 and October 28, 2017

	Nine Months Ended
	November 3, 2018			October 28, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$12,378	$0.63		$(167,684)	$(8.73)

Pretax adjustments:
Impairment charges	$3,724	2,724	0.14	$687	454	0.02
Trademark impairment charge	5,736	4,196	0.22	—	—	—
Other legal matters	992	726	0.04	—	—	—
(Gain) loss on Hurricane Maria	(1,487)	(1,088)	(0.06)	936	619	0.03
Other hurricane losses	184	135	0.01	—	—	—
Acquisition transition expenses	—	—	—	288	190	0.01
Goodwill impairment charge	—	—	—	182,211	156,924	8.15
Impact of additional dilutive shares	—	—	—	—	—	0.03
Total adjustments	$9,149	6,693	0.35	$184,122	158,187	8.24

Tax impact for share-based awards		452	0.02		2,167	0.11
Other tax items		(1,190)	(0.06)		26,145	1.36

Adjusted earnings (loss) from continuing operations (1) and (2)		$18,333	$0.94		$18,815	$0.98

(1) The adjusted tax rate for the first nine months of Fiscal 2019 is 27.1% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the first nine months of Fiscal 2018 is 34.3% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.5 million and 19.3 million share count for Fiscal 2019 and 2018, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
NIne Months Ended November 3, 2018 and October 28, 2017

	Nine Months Ended November 3, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$46,530	$—	$46,530
Schuh Group	(360)	—	(360)
Lids Sports Group	(4,598)	—	(4,598)
Johnston & Murphy Group	11,149	—	11,149
Licensed Brands	(279)	—	(279)
Corporate and Other	(33,458)	9,149	(24,309)

Total Operating Income (Loss)	$18,984	$9,149	$28,133

	Nine Months Ended October 28, 2017
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$29,561	$288	$29,849
Schuh Group	10,905	—	10,905
Lids Sports Group	3,245	—	3,245
Johnston & Murphy Group	10,654	—	10,654
Licensed Brands	2,377	—	2,377
Corporate and Other	(26,069)	1,623	(24,446)
Goodwill impairment charge	(182,211)	182,211	—

Total Operating Income (Loss)	$(151,538)	$184,122	$32,584

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2019

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2019		Fiscal 2019
Forecasted earnings from continuing operations	$58,153	$2.98	$51,585	$2.64

Adjustments:(1)
Store/Trademark impairments, other legal matters, gain/loss on hurricanes	7,780	0.40	8,510	0.44
Tax impact for share-based awards	452	0.02	452	0.02
Adjusted forecasted earnings from continuing operations (2)	$66,385	$3.40	$60,547	$3.10

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2019 is approximately 27.0%.

(2) EPS reflects 19.5 million share count for Fiscal 2019 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.